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                       July 11, 2023

       Axel Bolte
       President and Chief Executive Officer
       Inozyme Pharma, Inc.
       321 Summer Street, Suite 400
       Boston, MA 02210

                                                        Re: Inozyme Pharma,
Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 22,
2023
                                                            File No. 001-39397

       Dear Axel Bolte:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences